Exhibit 2.1

Ucommune International Ltd

Number	Class [ ] Ordinary Share(s)

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into

(i) 400,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and

(ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each

THIS IS TO CERTIFY THAT                                                                           is the registered holder of                           Class [   ] Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                         day of                                           2020 by:

DIRECTOR	___________________________________